TRANSFER AGENCY AGREEMENT



         AGREEMENT made this 1st day of March, 1999, between VARIABLE INSURANCE FUNDS (the "Trust"), a Massachusetts business trust having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219-3035, and BISYS FUND SERVICES OHIO, INC. ("BISYS Ohio"), a corporation organized under the laws of the State of Ohio and having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219-3035.

         WHEREAS, the Trust desires that BISYS Ohio perform certain services for the Trust, and for each of its investment portfolios (see Schedule A, as such Schedule may be amended from time to time) denominated as funds and whose shares of beneficial interest comprise from time to time the shares of the Trust (individually referred to herein as a "Fund" and collectively as the "Funds"); and

         WHEREAS, BISYS Ohio is willing to perform such services on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein set forth, the parties agree as follows:

          1. Services. BISYS Ohio shall perform for the Trust the transfer agent services set forth in Schedule B hereto.

         BISYS Ohio also agrees to perform for the Trust such special services incidental to the performance of the services enumerated herein as agreed to by the parties from time to time. BISYS Ohio shall perform such additional services as are provided on an amendment to Schedule B hereof, in consideration of such fees as the parties hereto may agree.

         BISYS Ohio may, in its discretion, appoint in writing other parties qualified to perform transfer agency services reasonably acceptable to the Trust (individually, a "Sub-transfer Agent") to carry out some or all of its responsibilities under this Agreement with respect to a Fund; provided, however, that the Sub-transfer Agent shall be the agent of BISYS Ohio and not the agent of the Trust or such Fund, and that BISYS Ohio shall be fully responsible for the acts of such Sub-transfer Agent and shall not be relieved of any of its responsibilities hereunder by the appointment of such Sub-transfer Agent.

         2. Fees. The Trust shall pay BISYS Ohio for the services to be provided by BISYS Ohio under this Agreement in accordance with, and in the manner set forth in, Schedule C hereto. BISYS Ohio may increase the fees it charges pursuant to the fee schedule; provided, however, that BISYS Ohio may not increase such fees until the expiration of the Initial Term of this Agreement (as defined below), unless the Trust otherwise agrees to such change in writing. Fees for any additional services to be provided by BISYS Ohio pursuant to an amendment to Schedule B hereto shall be subject to mutual agreement at the time such amendment to Schedule B is proposed.

         3. Reimbursement of Expenses. In addition to paying BISYS Ohio the fees described in Section 2 hereof, the Trust agrees to reimburse BISYS Ohio for BISYS Ohio's out-of-pocket expenses in providing services hereunder, including without limitation, the following:

         (a) All freight and other delivery and bonding charges incurred by BISYS Ohio in delivering materials to and from the Trust and in delivering all materials to shareholders;

         (b) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by BISYS Ohio in communication with the Trust, the Trust's investment adviser or custodian, dealers, shareholders or others as required for BISYS Ohio to perform the services to be provided hereunder;

         (c) Costs of postage, couriers, stock computer paper, statements, labels, envelopes, checks, reports, letters, tax forms, proxies, notices or other form of printed material which shall be required by BISYS Ohio for the performance of the services to be provided hereunder;

          (d)     The  cost  of  microfilm  or   microfiche  of  records  or
                  other materials; and,

         (e) Any expenses BISYS Ohio shall incur at the written direction of an officer of the Trust thereunto duly authorized.

         4. Effective Date. This Agreement shall become effective as of the date first written above (or, if a particular Fund is not in existence on such date, on the date an amendment to Schedule A to this Agreement relating to that Fund is executed) (the "Effective Date").

         5. Term. This Agreement shall continue in effect with respect to a Fund, unless earlier terminated by either party hereto as provided hereunder, for an initial term of three years from the date first written above ("Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive three-year periods ("Rollover Periods"). This Agreement may be terminated without penalty: (i) by provision of a notice of nonrenewal in the manner set forth below; (ii) by mutual agreement of the parties; or (iii) for "cause," as defined below, upon the provision of sixty (60) days advance written notice by the party alleging cause. Written notice of nonrenewal must be provided at least 60 days prior to the end of the Initial Term or any Rollover Period, as the case may be.

                  For purposes of this Agreement, "cause" shall mean: (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors, or to the modification or alteration of the rights of creditors.

                  After such termination, for so long as BISYS Ohio, with the written consent of the Trust, in fact continues to perform any one or more of the services contemplated by this Agreement or any Schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by BISYS Ohio but unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS Ohio shall be entitled to collect from the Company, in addition to the fees and disbursements provided by Sections 2 and 3 hereof, the amount of all of BISYS Ohio's cash disbursements in connection with BISYS Ohio's activities in effecting such termination, including without limitation, the delivery to the Trust and/or its distributor or investment adviser and/or other parties, of the Trust's property, records, instruments and documents.

                  If, for any reason other than nonrenewal, mutual agreement of the parties or "cause," as defined above, BISYS Ohio is replaced as transfer agent, or if a third party is added to perform all or a part of the services provided by BISYS Ohio under this Agreement (excluding any Sub-transfer Agent appointed by BISYS Ohio as provided in Section 1 hereof), then the Trust shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to BISYS Ohio equal to the balance due BISYS Ohio for the remainder of the then-current term of this Agreement, assuming for purposes of calculation of the payment that such balance shall be based upon the average number of shareholder accounts for the relevant Fund(s) for the twelve (12) months prior to the date BISYS Ohio is replaced or a third party is added.

                  In the event the Trust or a Fund is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which BISYS Ohio is not retained to provide transfer agency services consistent with this Agreement, including the number of shareholder accounts subject to such services. The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which BISYS Ohio is replaced or a third party is added.

                  The parties further acknowledge and agree that in the event BISYS Ohio is replaced, or a third party is added, as set forth above, (i) a determination of actual damages incurred by BISYS Ohio would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate BISYS Ohio for damages incurred and is not intended to constitute any form of penalty.

         6.  Uncontrollable   Events.   BISYS  Ohio  assumes  no  responsibility
hereunder, and shall not be liable for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

         7. Legal Advice. BISYS Ohio shall notify the Trust at any time BISYS Ohio believes that it is in need of the advice of counsel (other than counsel in the regular employ of BISYS Ohio or any affiliated companies) with regard to BISYS Ohio's responsibilities and duties pursuant to this Agreement; and after so notifying the Trust, BISYS Ohio, at its discretion, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing, such advice to be at the expense of the Trust or Funds unless relating to a matter involving BISYS Ohio's willful misfeasance, bad faith, gross negligence or reckless disregard with respect to BISYS Ohio's responsibilities and duties hereunder and BISYS Ohio shall in no event be liable to the Trust or any Fund or any shareholder or beneficial owner of the Trust for any action reasonably taken pursuant to such advice.

         8. Instructions. Whenever BISYS Ohio is requested or authorized to take action hereunder pursuant to instructions from a shareholder, or a properly authorized agent of a shareholder ("shareholder's agent"), concerning an account in a Fund, BISYS Ohio shall be entitled to rely upon any certificate, letter or other instrument or communication, believed by BISYS Ohio to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Trust or by the shareholder or shareholder's agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Trust or any other person authorized by the Trust's Board of Trustees or by the shareholder or shareholder's agent, as the case may be.

         As to the services to be provided hereunder, BISYS Ohio may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of the Trust relating to the Funds to the extent that such services are described therein unless BISYS Ohio receives written instructions to the contrary in a timely manner from the Trust.

         9. Standard of Care; Reliance on Records and Instructions; Indemnification. BISYS Ohio shall use its best efforts to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Trust for any action taken or omitted by BISYS Ohio in the absence of bad faith, willful misfeasance, gross negligence or from reckless disregard by it of its obligations and duties. The Trust agrees to indemnify and hold harmless BISYS Ohio, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to BISYS Ohio's actions taken or nonactions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to BISYS Ohio by the Trust, the investment adviser and on any records provided by any fund accountant or custodian thereof; provided that this indemnification shall not apply to actions or omissions of BISYS Ohio in cases of its own bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties; and further provided that prior to confessing any claim against it which may be the subject of this indemnification, BISYS Ohio shall give the Trust written notice of and reasonable opportunity to defend against said claim in its own name or in the name of BISYS Ohio.

         10. Record Retention and Confidentiality. BISYS Ohio shall keep and maintain on behalf of the Trust all books and records which the Trust or BISYS Ohio is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act, relating to the maintenance of books and records in connection with the services to be provided hereunder. BISYS Ohio further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust or by the Securities and Exchange Commission (the "Commission") at reasonable times and otherwise to keep confidential all books and records and other information relative to the Trust and its shareholders, except when requested to divulge such information by duly-constituted authorities or court process, or requested by a shareholder or shareholder's agent with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest or when requested by the Trust, the shareholder, or shareholder's agent, or the dealer of record as to such account.

         11. Reports. BISYS Ohio will furnish to the Trust and to its properly-authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Trust in writing, such reports at such times as are prescribed in Schedule D attached hereto, or as subsequently agreed upon by the parties pursuant to an amendment to Schedule D. The Trust agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein not later than three business days from the receipt thereof. In the event that errors or discrepancies, except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient within three days after conducting a diligent examination, are not so reported within the aforesaid period of time, a report will for all purposes be accepted by and be binding upon the Trust and any other recipient, and BISYS Ohio shall have no liability for errors or discrepancies therein and shall have no further responsibility with respect to such report except to perform reasonable corrections of such errors and discrepancies within a reasonable time after requested to do so by the Trust.

         12. Rights of Ownership. All computer programs and procedures developed to perform services required to be provided by BISYS Ohio under this Agreement are the property of BISYS Ohio. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data will be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

         13. Return of Records. BISYS Ohio may at its option at any time, and shall promptly upon the Trust's demand, turn over to the Trust and cease to retain BISYS Ohio's files, records and documents created and maintained by BISYS Ohio pursuant to this Agreement which are no longer needed by BISYS Ohio in the performance of its services or for its legal protection. If not so turned over to the Trust, such documents and records will be retained by BISYS Ohio for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

         14. Bank Accounts. The Trust and the Funds shall establish and maintain such bank accounts with such bank or banks as are selected by the Trust, as are necessary in order that BISYS Ohio may perform the services required to be performed hereunder. To the extent that the performance of such services shall require BISYS Ohio directly to disburse amounts for payment of dividends, redemption proceeds or other purposes, the Trust and Funds shall provide such bank or banks with all instructions and authorizations necessary for BISYS Ohio to effect such disbursements.

         15. Representations of the Trust. The Trust certifies to BISYS Ohio that: (a) as of the close of business on the Effective Date, each Fund which is in existence as of the Effective Date has authorized unlimited shares, and (b) by virtue of its Amended and Restated Declaration of Trust (the "Declaration of Trust"), shares of each Fund which are redeemed by the Trust may be sold by the Trust from its treasury, and (c) this agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         16. Representations of BISYS Ohio. BISYS Ohio represents and warrants that it has been in, and shall continue to be in, substantial compliance with all provisions of law, including Section 17A(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), required in connection with the performance of its duties under this Agreement.

         17. Insurance. BISYS Ohio shall notify the Trust should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. BISYS Ohio shall notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by BISYS Ohio under its insurance coverage.

         18. Information to be Furnished by the Trust and Funds. The Trust has furnished to BISYS Ohio the following:

          (a) Copies of the Declaration of Trust of the Trust and of any amendments thereto.

          (b)  Copies of the following documents:

                  1.       The Trust's By-Laws and any amendments thereto;

                  2. Copies of resolutions of the Board of Trustees covering the following matters:

                    A. Approval of this Agreement and authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct BISYS Ohio hereunder; and

                    B. Authorization of BISYS Ohio to act as Transfer Agent for the Trust on behalf of the Funds.

          (c) A list of all officers of the Trust, together with specimen signatures of those officers, who are authorized to instruct BISYS Ohio in all matters.

         (d) Two copies of the following (if such documents are employed by the Trust):

                  1.       Prospectuses and Statement of Additional Information;

                  2.       Distribution Agreement; and

                  3. All other forms commonly used by the Trust or its Distributor with regard to their relationships and transactions with shareholders of the Funds.

         (e) A certificate as to shares of beneficial interest of the Trust authorized, issued, and outstanding as of the Effective Date of BISYS Ohio's appointment as Transfer Agent (or as of the date on which BISYS Ohio's services are commenced, whichever is the later date) and as to receipt of full consideration by the Trust for all shares outstanding, such statement to be certified by the Treasurer of the Trust.

         19. Information to be Furnished by BISYS Ohio. BISYS Ohio has furnished to the Trust the following:

         (a)      BISYS Ohio's Articles of Incorporation.

         (b)      BISYS Ohio's Bylaws and any amendments thereto.

         (c) Certified copies of actions of BISYS Ohio covering the following matters:

                    1. Approval of this Agreement, and authorization of a specified officer of BISYS Ohio to execute and deliver this Agreement; and

                    2. Authorization of BISYS Ohio to act as Transfer Agent for the Trust.

         (d) A copy of the most recent independent accountants' report relating to internal accounting control systems as filed with the Commission pursuant to Rule 17Ad-13 under the Exchange Act.

         20. Amendments to Documents. The Trust shall furnish BISYS Ohio written copies of any amendments to, or changes in, any of the items referred to in
Section 18 hereof forthwith upon such amendments or changes becoming effective. In addition, the Trust agrees that no amendments will be made to the Prospectuses or Statement of Additional Information of the Trust which might have the effect of changing the procedures employed by BISYS Ohio in providing the services agreed to hereunder or which amendment might affect the duties of BISYS Ohio hereunder unless the Trust first obtains BISYS Ohio's approval of such amendments or changes.

         21. Reliance on Amendments. BISYS Ohio may rely on any amendments to or changes in any of the documents and other items to be provided by the Trust pursuant to Sections 18 and 20 of this Agreement and the Trust hereby indemnifies and holds harmless BISYS Ohio from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character which may result from actions or omissions on the part of BISYS Ohio in reasonable reliance upon such amendments and/or changes. Although BISYS Ohio is authorized to rely on the above-mentioned amendments to and changes in the documents and other items to be provided pursuant to Sections 18 and 20 hereof, BISYS Ohio shall be under no duty to comply with or take any action as a result of any of such amendments or changes unless the Trust first obtains BISYS Ohio's written consent to and approval of such amendments or changes.

         22. Compliance with Law. Except for the obligations of BISYS Ohio set forth in Section 10 hereof, the Trust assumes full responsibility for the preparation, contents and distribution of each prospectus of the Trust as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), the 1940 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction. BISYS Ohio shall have no obligation to take cognizance of any laws relating to the sale of the Trust's shares. The Trust represents and warrants that no shares of the Trust will be offered to the public until the Trust's registration statement under the 1933 Act and the 1940 Act has been declared or becomes effective.

         23. Notices. Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: 3435 Stelzer Road, Columbus, Ohio 43219-3035, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

         24. Headings. Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

         25. Assignment. This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Section 25 shall not limit or in any way affect BISYS Ohio's right to appoint a Sub-transfer Agent pursuant to
Section 1 hereof.

         26. Governing Law. This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

         27. Limitation of Liability of the Trustees and Shareholders. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in the Trust's Declaration of Trust.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.



                                       VARIABLE INSURANCE FUNDS



                                       By:_______________________________




                                       BISYS FUND SERVICES OHIO, INC.



                                       By:_______________________________

                                                          Dated:  March 1, 1999

                                   Schedule A
                        to the Transfer Agency Agreement
                      between Variable Insurance Funds and
                         BISYS Fund Services Ohio, Inc.


         NAME OF FUND

BB&T Growth and Income Fund
BB&T Capital Manager Fund
AmSouth Regional Equity Fund
AmSouth Equity Income Fund
AmSouth Select Equity Fund




                                       VARIABLE INSURANCE FUNDS


                                       By:_____________________________


                                       BISYS FUND SERVICES OHIO, INC.



                                        By:_____________________________

                                                         Dated:  March 1, 1999


                                   Schedule B
                        to the Transfer Agency Agreement
                      between Variable Insurance Funds and
                         BISYS Fund Services Ohio, Inc.


                                 TRANSFER AGENCY
                                    SERVICES


1.       Shareholder Transactions

         a.       Process shareholder purchase and redemption orders.

         b.       Set  up  account  information,   including  address,  taxpayer
                  identification numbers and wire instructions.

         c. Issue confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended.

         d.       Issue periodic statements for shareholders.

         e.       Process transfers and exchanges.

         f. Process dividend payments, including the purchasing of new shares through dividend reinvestment.

2.       Shareholder Information Services

         a. Make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information.

         b. Produce detailed history of transactions through duplicate or special order statements upon request.

         c. Provide mailing labels for distribution of financial reports, prospectuses, proxy statements, or marketing material to current shareholders and contractowners.

3.       Compliance Reporting

         a. Provide reports to the Securities and Exchange Commission, the National Association of Securities Dealers and the States in which the Fund is registered.

         b. Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund and shareholder income and capital gains.

         c.       Issue tax withholding reports to the Internal Revenue Service.

4.       Dealer/Load Processing (if applicable)

         a. Calculate fees due under 12b-1 plans for distribution and marketing expenses.

5.       Shareholder Account Maintenance.

         a.      Maintain all shareholder records for each account in the Trust.

         b.      Issue  customer  statements  on  scheduled  cycle,   providing
                 duplicate second and third party copies if required.

         c. Record shareholder account information changes.

         d. Maintain account documentation files for each shareholder.

                                                         Dated:  March 1, 1999

                                   Schedule C
                        to the Transfer Agency Agreement
                      between Variable Insurance Funds and
                         BISYS Fund Services Ohio, Inc.

                                 TRANSFER AGENT
                                      FEES


A.       Annual Base Fee

         1.       Each Fund will pay an Annual Base Fee as follows:

                    a. Each Fund with daily dividends shall pay an Annual Base Fee of $16 per contractowner account, and each Fund without daily dividends shall pay an Annual Base Fee of $14 per contractowner account, subject to minimum fees in paragraph A.1.b.

                    b.   The Annual Base Fee shall not be less than:

                         $10,000 for a Fund/Class with less than 100 contractowners;

                         $18,000 for a Fund/Class with 100 or more contractowners but less than 500 shareholders; and

                         $24,000 for a Fund/Class with 500 or more contractowners.

B.       Other Provisions

         1.       Any  Fund  which  requires   additional   services  shall  pay
                  additional fees as agreed in writing between the parties. Out-of-Pocket expenses are billed separately.

         2. If a Fund requires special reports or specialized processing, the programming costs or data base management fees for such services will be agreed upon in writing by the parties.

         3. All fees are subject to annual increases as agreed in writing between the parties.

                                                           Dated: March 1, 1999

                                   Schedule D
                        to the Transfer Agency Agreement
                      between Variable Insurance Funds and
                         BISYS Fund Services Ohio, Inc.

                                     REPORTS

         I.       Daily Shareholder Activity Journal

         II.      Daily Fund Activity Summary Report

                  A.       Beginning Balance

                  B.       Dealer Transactions

                  C.       Shareholder Transactions

                  D.       Reinvested Dividends

                  E.       Exchanges

                  F.       Adjustments

                  G.       Ending Balance


         III.     Daily Wire and Check Registers

         IV.      Monthly Dealer Processing Reports

         V.       Monthly Dividend Reports

         VI. Annual report by independent public accountants concerning BISYS Fund Services Ohio, Inc.'s shareholder system and internal accounting control systems to be filed with the Securities and Exchange Commission pursuant to Rule 17Ad-13 of the Securities Exchange Act of 1934, as amended.